 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 8, 2008

  Woize International Ltd.
(Exact name of registrant as specified in its charter)

Nevada	333-106144	98-039022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3rd Floor, 14 South Molton Street, London W1K 5QP, United Kingdom
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (949) 609-1966

(Former address, if changed since last report)

With Copies To:
Richard Friedman Esq.
Marcelle S. Balcombe Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:(212) 930-9700 Fax:(212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.03 BANKRUPTCY OR RECEIVERSHIP

On May 08, 2008, the management of Woize International Ltd., received a letter from the District Court of Stockholm declaring the wholly owned subsidiary of the Company, Woize Ltd., had been declared bankrupt in Sweden. The Bankruptcy petition was submitted by the Union on behalf of the Employees claiming unpaid salaries.

The bankruptcy declaration only affects the business of the subsidiary and not that of its company, Woize International Ltd.
According to the Swedish Insolvency Act, the estate inventory including any assets and all debts of the subsidiary must be submitted to the court. In the insolvency of Woize Ltd., the oath administration meeting takes place on June 24th, 2008.

Prior to the decision of the Swedish Court, the subsidiary maintained operations and provided calling service although these assets were negligible when compared with the overhang of creditor debt and liability. Woize International Limited will be the largest creditor in the insolvency of its wholly owned subsidiary.

Management of the company previously obtained legal advice specifically with respect to the potential insolvency of a UK company with operations in Sweden and was advised that it had good grounds to appeal against the Swedish court’s decision; however, at this time, management does not intend to appeal the decision to move the subsidiary into receivership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOIZE INTERNATIONAL LTD.

May 16, 2008	By:	/s/ Daniel Savino
Daniel Savino
Chief Executive Officer

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